Exhibit 99.1

Atlantic Southern Financial Group, Inc. Reports Fourth Quarter Net Earnings

MACON, Ga., February 15, 2007 – Atlantic Southern Financial Group, Inc. (OTC Bulletin Board:  ASFN) today announced record financial results for the year ended December 31, 2006 and the fourth quarter of 2006.  Compared with the fourth quarter of 2005, the company achieved a 50% increase in net earnings and a 21% increase in diluted earnings per share.

For the fourth quarter of 2006, net earnings increased to $1,865,000 compared to $1,241,000 a year earlier.  Diluted earnings per share increased to $.52 from $.43 a year ago.  Net earnings were $5,964,000 for the year ended December 31, 2006 compared to $3,885,000 for the year ended December 31, 2005.  Diluted earnings per share for the year ended December 31, 2006 increased to $1.77 from $1.33 for the year ended December 31, 2005.

Mark Stevens, President & CEO, stated, “We continue to concentrate on our product-delivery systems.  We have implemented “real-time” banking for our internet banking customers while expanding our products and services to our traditional branch customers.”

“We produced excellent results for 2006, which reflects the dedication and talents of our employees.  We will continue to operate our Company in the best interest of our shareholders as we anticipate continued loan growth and continued growth in earnings per share for 2007”, Stevens said.

On December 15, 2006, the Company completed the acquisition of Sapelo Bancshares, Inc., a community bank holding company with approximately $77.7 million in assets located in the coastal Georgia cities of Darien, Brunswick and St. Simons Island.  Sapelo Bancshares, Inc. included only one wholly-owned subsidiary, Sapelo National Bank.  The former Sapelo National Bank branches are now being operated under the name of Sapelo Southern Bank.  For the year ending December 31, 2006, the Company’s balance sheet includes balances from the Sapelo acquisition and the statement of earnings includes 16 days of operations for Sapelo Southern Bank.

At December 31, 2006, total gross loans were $533.0 million, up $202 million or 61%, from December 31, 2005.  This increase is partly due to $52.0 million in loans from the Company’s acquisition of Sapelo.  “Strong loan demand continues to drive our earnings.  Loan demand remains robust in all markets and credit quality remains a top priority for our organization”, Stevens said.  The bank’s assets grew by 73% and ended the year at $671,075,000 compared to $388,710,000 at December 31, 2005.

About Atlantic Southern Financial Group, Inc. and Atlantic Southern Bank

With headquarters in Macon, Georgia, Atlantic Southern Financial Group, Inc., operates seven banking locations in the middle Georgia markets of Macon and Warner Robins and six locations in the coastal markets of Savannah, Darien, Brunswick and St. Simons Island, Georgia.  The company specializes in commercial real estate and small business lending.

Safe Harbor

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment.  These statements are provided to assist in the understanding of a future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements.  Any such statements are based on current expectations and involve a number of risks and uncertainties.  For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward-Looking Statements” in Atlantic Southern Financial Group, Inc.’s annual report filed on Form 10-K with the Securities and Exchange Commission.